Exhibit 4.ii.(a)

SUPPLEMENTAL INDENTURE

This SUPPLEMENTAL INDENTURE, dated as of July 3, 2003 (the "Supplemental Indenture"), is entered into by and between IMC Global Inc., a Delaware corporation (the "Company"), and The Bank of New York, a New York banking corporation, as trustee (the "Trustee").

WITNESSETH:

               WHEREAS, the Company and the Trustee are parties to an Indenture, dated as of May 17, 2001 (as it may be amended or supplemented from time to time, the "Seven Year Indenture"), relating to the Company's 10.875% Senior Notes due 2008 (the "Seven Year Notes");

               WHEREAS, the Company and the Trustee are parties to an Indenture, dated as of May 17, 2001 (as it may be amended or supplemented from time to time, the "Ten Year Indenture" and, together with the Seven Year Indenture, the "Indenture"), relating to the Company's 11.25% Senior Notes due 2011 (the "Ten Year Notes" and, together with the Seven Year Notes, the "Notes");

               WHEREAS, Section 8.01 of the Indenture provides that a supplemental indenture may be entered into by the Company and the Trustee, without the consent of any holders of Notes, to cure any ambiguity, omission, defect or inconsistency or to make any change that does not materially adversely affect the legal rights of any Noteholder under the Indenture; and

               WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement of the Company and the Trustee and a valid amendment of and supplement to the Indenture have been done.

               NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH:

               For and in consideration of the premises, it is mutually covenanted and agreed, for equal and proportionate benefit of all Holders of Notes, as follows:

               SECTION 1.  Relation to Indenture. This Supplemental Indenture constitutes an integral part of the Indenture and all capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Indenture.

               SECTION 2.  Amendment.  This Supplemental Indenture is hereby amended as follows:

               The definition of "Refinancing Indebtedness" in Section 1.01 of the Indenture is amended to read in its entirety as follows:

               "Refinancing Indebtedness" means, with respect to any Indebtedness, Indebtedness incurred to Refinance such Indebtedness; provided that:

               (1) the aggregate principal amount of the Indebtedness so incurred does not exceed the sum of (a) the aggregate principal amount of the Indebtedness being Refinanced as of the date of such proposed Refinancing plus (b) the amount of premium, if any, that would be payable upon the redemption of the Indebtedness being Refinanced under the terms of the instrument governing the Indebtedness being Refinanced if such redemption occurred, whether or not such is the case, as of the date of such proposed Refinancing plus (c) the amount of reasonable expenses incurred by the Company in connection with such Refinancing;

               (2) the Weighted Average Life to Maturity of the Indebtedness so incurred at the date of such proposed Refinancing is not less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced as of the date of such proposed Refinancing; and

               (3) the final maturity of the Indebtedness so incurred is not earlier than the final maturity of the Indebtedness being Refinanced;

               and provided, further, that (x) if the Indebtedness being Refinanced is subordinate or junior to the Notes, then such Refinancing Indebtedness shall be subordinate or junior to the Notes at least to the same extent and in the same manner as the Indebtedness being Refinanced and (y) if the obligors on the Indebtedness being Refinanced include only the Company and/or one or more Guarantors, the obligors on the Refinancing Indebtedness thereof shall not include any Person other than the Company and/or one or more Guarantors.

               SECTION 3.  Ratification.  The Indenture, as supplemented and amended by this Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed.

               SECTION 4. Governing Law.  This Supplemental Indenture shall be governed by, and construed and enforced in accordance with, the laws of the jurisdiction which govern the Indenture and its construction.

               SECTION 5. Counterparts and Method of Execution. This Supplemental Indenture may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all parties have not signed the same counterpart.

               SECTION 6.  Trustee.  The Trustee makes no representations as to the legality, sufficiency or validity of this Supplemental Indenture and the recitals herein are made solely by the Company.

               IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

IMC GLOBAL INC., a Delaware corporation By: Name: Title:
THE BANK OF NEW YORK, Trustee, By: Name: Title:

Return to IMC Global Inc. Form 10-Q